                                                                 EXHIBIT 10.35

                             SECOND LEASE AMENDMENT

     This instrument dated as of the 1st day of December, 2002 (being hereinafter referred to as the "Effective Date"), by and between 200 SOUTH WACKER DRIVE, L.L.C., an Illinois limited liability company ("Landlord") and ORBITZ, LLC, a Delaware limited liability company ("Tenant").

                                R E C I T A L S:

     A. By instrument dated as of October 1, 2000, as amended by First Lease Amendment dated as of March 1, 2001 (together, the "Lease"), Landlord demised and leased to Tenant certain premises comprising the entirety of the eighteenth
(18th) and nineteenth (19th) floors and containing approximately 44,766 rentable square feet in the aggregate (the "Existing Premises") in the Building known as 200 South Wacker Drive (the "Building") in Chicago, Illinois, for a term currently expiring on February 29, 2008 (the "Term"), on the terms and conditions set forth therein.

     B. Landlord is willing to lease to Tenant, and Tenant desires to lease from Landlord, certain additional space comprised of the entirety of the fifteenth (15th) floor of the Building containing approximately 21,897 rentable square feet, and to further extend the Term of the Lease an additional period as further set forth herein, all on the terms and conditions hereinafter provided.

     C. Landlord and Tenant desire to amend the Lease as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, receipt whereof is hereby acknowledged, Landlord and Tenant covenant and agree as follows:

     1. Effective on the Effective Date, the Lease shall be and hereby is amended by adding to the Existing Premises that certain additional space comprising approximately 21,897 rentable square feet located on the fifteenth
(15th) floor of the Building (the "Expansion Space") as shown and further described on Exhibit A-1 attached hereto and made a part hereof. From and after the Effective Date, the "Premises" demised by the Lease shall mean both the Existing Premises and the Expansion Space and shall consist of an aggregate of 66,663 rentable square feet.

     Tenant is currently in occupancy of the Expansion Space pursuant to a Temporary Space Agreement dated as of November 27, 2002, and Tenant therefore agrees to accept the Expansion Space in its existing condition as of the date hereof; provided, however, that Landlord shall make available to Tenant an allowance in the amount of Two Hundred Eighteen Thousand Nine Hundred Seventy Dollars ($218,970.00) (calculated by multiplying $10.00 by 21,897, being the number of rentable square feet in the Expansion Space) (the "Allowance") to be applied towards costs incurred by Tenant (a) for moving into the Expansion Space and (b) in refurbishing, furnishing, equipping, wiring, cabling or otherwise improving the Expansion Space or the Existing Premises (collectively, the "Improvements"). Tenant shall reimburse Landlord for any out-of-pocket costs incurred by Landlord to third parties (other than the Building manager, The Buck Management Group L.P.) in supervising or coordinating the Improvements, and Landlord shall further permit the Allowance to be applied to such costs. So long as Tenant is not then in monetary default or in default under any other material term, covenant, or condition of the Lease (in any event beyond the expiration of any applicable cure period), Tenant may also elect to have up to $109,485.00 of the Allowance applied as a credit against the Base Rent next coming due under the Lease. In the event Tenant has not requested application of all or any remainder of the Allowance by November 30, 2003, Landlord shall be entitled to the savings and Tenant shall no longer receive credit therefor.

     The Allowance is for Tenant personally and may not be applied or used for the benefit of any subtenant approved by Landlord nor will such Allowance inure to the benefit of any permitted assignee of Tenant other than those successors of Tenant to whom the Lease is assigned pursuant to Section 15.H thereof. It shall be a condition to the application of such Allowance that Tenant not be in monetary default or in default under any other material term, covenant, or condition of the Lease (in any event beyond the expiration of any applicable cure period) at any time any of the Allowance is requested. To the extent the Allowance is used to pay for Improvements, it shall be a condition of Landlord's obligation to pay such portion of the Allowance that Tenant shall provide to Landlord, as appropriate, contractor's affidavits and waivers of lien covering all labor and materials expended and used and invoices reasonably acceptable to Landlord establishing the actual cost of and full payment for all items purchased with the Allowance. Landlord shall disburse the Allowance to Tenant or Tenant's contractors (as directed by Tenant) within thirty (30) days after Tenant has submitted the required information for each such draw and has otherwise complied with the requirements hereof. Any Improvements performed by Tenant in either the Existing Premises or the Expansion Space shall otherwise be made in accordance with Section 8 (Alterations and Additions) of the Lease.

     2. Effective as of the Effective Date, Section 1 of the Lease shall be and hereby is amended by extending the Term of the Lease an additional period ending on November 30, 2012 (the "New Termination Date"), the same as if the New Termination Date were the expiration date of the Term of the Lease as originally set forth therein, on all of the terms and conditions of the Lease as modified hereby.

     3. Effective as of the Effective Date, Exhibit B to the Lease, being the schedule of Base Rent referenced in Section 2 of the Lease, is amended by deleting it in its entirety and by substituting in lieu thereof Exhibit B attached to this Amendment.

     4. Effective as of the Effective Date, Tenant's Proportionate Share as set forth in Section 3A(ii) of the Lease is increased to 8.81%.

     5. Notwithstanding anything herein to the contrary, Base Rent and Additional Rent with respect to the Expansion Space shall be abated for the period commencing on the Effective Date and ending on November 30, 2003, so long as Tenant is not in monetary default or in default under any other material term, covenant or condition of the Lease (in any event beyond the expiration of any applicable cure period) on the date any such installment of such Base Rent or Additional Rent is due.

     6.   Effective as of the Effective Date, Section 3 of the Lease (Additional
Rent) shall be and hereby is amended by deleting therefrom subsection A.(iv)c in its entirety and by substituting in lieu thereof the following:

          "c. Costs of capital improvements to the Building (including any improvements required to the common areas of the Building in order to comply with the provisions of the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12-101 et seq.) (the "ADA")), except that Operating Expenses shall include (a) the cost of any capital improvement completed on or after the Commencement Date which is intended to reduce any component of Operating Expenses; and (b) the cost of any capital improvement (other than an improvement required in order for the Building to comply with the ADA) which is made by Landlord to keep the Land or Building in compliance with all governmental rules and regulations applicable from time to time thereto and enacted, adopted or modified after the date of this Lease. The cost of any capital improvement so included in Operating Expenses shall be evenly amortized over the useful life of each such capital improvement with interest on the unamortized amount at the lesser of the cost to Landlord for borrowing funds to finance such improvements or 2% per annum above the prime rate or base rate or other comparable reference rate of interest announced from time to time by Bank One, N.A. or other bank designated by Landlord if Bank One is not at any time announcing a prime rate or base rate or other comparable reference rate (but in no event at a rate which is more than the highest lawful rate allowable in the State of Illinois);"

     7. Effective as of the Effective Date, Section 6 of the Lease (Services) shall be and hereby is amended by deleting therefrom the last grammatical sentence of subsection C in its entirety and by substituting in lieu thereof the following:

     "Notwithstanding the foregoing, in the event of any such interruption in the furnishing of any of the foregoing services in accordance with the standards and otherwise pursuant to this Section 6C which, (i) if within the reasonable control of Landlord to prevent, continues beyond twenty-four (24) hours after written notice to Landlord, or (ii) if beyond the reasonable control of Landlord to prevent, continues beyond three (3) consecutive business days after written notice to Landlord and, in either case, materially and adversely affects Tenant's ability to conduct its business in the Premises, or any portion thereof, and on account thereof Tenant ceases doing business in the Premises, or such portion thereof, Base Rent and Additional Rent pursuant to
     Section 3 shall equitably abate from and after the date of such interference for so long as and to the extent Tenant's ability to conduct its business in the Premises or such portion thereof is so affected."

     8. Effective as of the Effective Date, Section 16 of the Lease (Surrender of Possession) shall be and hereby is amended by deleting therefrom the second grammatical paragraph in its entirety and by substituting in lieu thereof the following:

          "Upon the expiration of the Term or upon the termination of Tenant's right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear and tear and damage by fire or other casualty excepted; provided, however, that Tenant shall not be required to remove those alterations, improvements and additions to the Premises, including built-in furniture or shelves, electrical or communication wiring, cable, or conduit, and all other attached items installed by Tenant in the Premises prior to December 1, 2002 and otherwise approved by Landlord at the time of the approval of plans therefor pursuant to Section 8 hereof; and provided further that with respect to those alterations, improvements and additions to the

     Premises, including built-in furniture or shelves, electrical or communication wiring, cable, or conduit, and all other attached items installed on or after December 1, 2002, Tenant shall be required to remove only such alterations, improvements or additions identified by Landlord for removal at the time of Landlord's approval of the plans therefor. Tenant shall repair any damage caused by the removal of any such alterations, improvements or additions to the Premises. Prior to the termination of the Term or of Tenant's right of possession Tenant shall remove its office furniture, trade fixtures, office equipment and all other items of Tenant's movable property on the Premises. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused by any removal. If Tenant shall fail or refuse to remove any property which it is required to remove from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant's expense may (i) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal, and (ii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person."

     9. Effective as of the Effective Date, Section 20 of the Lease (Certain Rights Reserved by Landlord) shall be and hereby is amended by deleting the last full grammatical sentence from subsection (iii) thereof in its entirety and by substituting in lieu thereof the following:

     "Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage or entry upon the Premises and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof, including clean-up and removing tools and equipment from the work site."

     10. Effective as of the Effective Date, Section 25 of the Lease (Letter of Credit) shall be and hereby is amended by deleting therefrom the second full grammatical sentence in its entirety and by substituting in lieu thereof the following:

     "Provided Landlord has not theretofore drawn on the Letter of Credit and provided Tenant is not then in default in the payment of Rent or other sums due and owing to Landlord under this Lease (beyond the expiration of any applicable cure period) or then in default under any other material term, covenant or condition of this Lease (beyond the expiration of any applicable cure period), the Letter of Credit shall be reduced as follows: to sum of $1,542,857.00 on February

     28, 2002; to the sum of $1,322,449.00 on November 30, 2005; to the sum
     of $1,102,041.00 on November 30, 2006; to the sum of $881,633.00 on
     November 30, 2007; to the sum of $661,225.00 on November 30, 2008; to the sum of $440,817.00 on November 30, 2009; to the sum of $220,409.00
     on November 30, 2010; and to zero ($-0-) on November 30, 2011."

     11. Effective as of the Effective Date, Section 31 of the Lease (Option to Extend) shall be and hereby is amended by deleting therefrom Subsection A in its entirety and by substituting in lieu thereof the following:

          "A. Such option to extend shall be exercised by Tenant by giving written notice to Landlord on or before but not later than November 30, 2011."

     12. Effective as of the Effective Date, Section 32 of the Lease (Tenant's Option to Terminate) shall be and hereby is amended by deleting it in its entirety and by substituting in lieu thereof the following:

          "32. TENANT'S OPTION TO TERMINATE.

          Tenant shall have and is hereby granted the option to terminate this Lease effective on April 30, 2009 (the "Early Termination Date") by:

               (i) Delivering written notice to Landlord of its exercise of such termination option on or before April 30, 2008; and

               (ii) Paying to Landlord a termination fee in the amount of the sum of the monthly installment of Base Rent and Additional Rent payable (or reasonably estimated by Landlord to be payable) hereunder for the month of April, 2009, multiplied by twelve
          (12). The termination fee shall be paid to Landlord as follows:
          One half (1/2) concurrently with delivery of the notice described in clause (i), and the remainder no later than the date which is thirty (30) days prior to the Early Termination Date.

          Tenant's exercise of the foregoing option to terminate this Lease is further subject to the condition that Tenant is not in monetary default or in default under any other material term, covenant or condition of this Lease (in any event beyond the expiration of any applicable cure period) at the time that Tenant notifies Landlord of the exercise of this termination option or upon the effective date of such option. Tenant shall deliver the Premises to Landlord on or before the effective termination date in accordance with the terms and conditions of this

     Lease, the same as if such termination date were the original expiration date of the Term of this Lease."

     13. Effective as of the Effective Date, the Lease is further amended by adding thereto a new Section 33 (Right of First Refusal) as follows:

          "33. RIGHT OF FIRST REFUSAL. In the event that during the initial Term of this Lease (i.e., the period ending on November 30, 2012) any space on the sixteenth (16th) through twenty-fourth (24th) floors of the Building becomes available for leasing, and provided Landlord has a bona fide prospective third party tenant (a "BFT") prepared to enter into a lease of said space (as evidenced by one of the following: (i) a letter of intent signed by the BFT under which a good faith lease negotiation between Landlord and such BFT is about to begin; or (ii) a written proposal to or from the BFT under which a good faith lease negotiation between Landlord and such BFT is about to begin; or (iii) if no such letter of intent or written proposal has been submitted by, or to, a BFT, then the terms of the lease which have been negotiated in good faith by Landlord and the BFT and which Landlord is prepared to accept), Tenant shall have and is hereby granted the right to add the space which is the subject of such letter of intent, proposal or lease, as the case may be, to the Premises demised hereunder. Landlord shall notify Tenant in writing of the availability of such space and shall deliver to Tenant a copy of such letter of intent, proposal or lease, as the case may be, signed by the BFT. Tenant shall have ten
     (10) days from receipt of such notice from Landlord within which to notify Landlord in writing of Tenant's acceptance of such offer to add such space to the Premises on the same economic terms and conditions (i.e., rent, rent escalation, concessions and proportionate share) as set forth in such letter of intent, proposal or lease and otherwise on the same terms and conditions as set forth in this Lease (as it is now or may hereafter be amended, including but not limited to any options to extend the Term, termination rights and this right of first refusal), except that any space so added to the Premises shall be coterminous with the Term of this Lease, with a pro rata adjustment of any concessions contained in such letter of intent, proposal or lease. In the event Tenant does not so notify Landlord of Tenant's acceptance of such offer within said ten (10) day period or thereafter does not promptly enter into a lease amendment which adds such space to the Premises on the terms set forth above, Landlord may thereafter lease such space to the BFT and Tenant shall have no further right or interest in such space during the term of such lease with the BFT; provided, however, that if during the negotiations between Landlord and the BFT, the economic terms of the proposed transaction with the BFT improve (from a tenant's standpoint) by fifteen percent (15%) or more, then Landlord must notify Tenant of such improved terms and Tenant's right of first refusal set forth in this Section 33 shall again apply, except that Tenant shall have three (3) business days from receipt of notice from Landlord within which to notify Landlord in writing of Tenant's acceptance of such offer to add such space to the

     Premises on such improved economic terms and otherwise as set forth in this Section 33.

          Tenant's first refusal rights set forth in this Section 33 are expressly subject and subordinate to the rights of any third parties existing as of December 1, 2002, to lease any space on the sixteenth
     (16th) through twenty-fourth (24th) floors of the Building, whether pursuant to options to extend or expand, rights of first offer or first refusal, or otherwise, and Landlord represents to Tenant that Exhibit C attached to the Second Lease Amendment dated as of December 1, 2002 between Landlord and Tenant, describes such parties and such prior rights. It shall be a condition of Tenant's right to exercise an option to add space under this Section 33 that Tenant not be in monetary default or in default under any other material term, covenant or condition of this Lease (in any event beyond the expiration of any applicable cure period) at the time it notifies Landlord of the exercise of such option to add such space to the Premises or upon the effective date of such option. The right of first refusal contained in this Section 33 is personal to Orbitz, LLC and to those successors of Orbitz, LLC to whom this Lease is assigned pursuant to Section 15.H hereof and may not be exercised by or for the benefit of any other party. This Section 33 shall be deemed deleted from the Lease and shall be of no further force and effect as of December 1, 2012."

     14. On or before October 1, 2003, Landlord shall, at its sole cost and expense (but subject to inclusion in Operating Expenses to the extent provided in Section 3 of the Lease), cause the elevator lobby on the sixteenth (16th) floor of the Building to be improved to a building-standard condition and in any event to a condition consistent with the elevator lobby on other multi-tenant floors in the Building (the "Permanent Elevator Lobby Work"). Once Landlord commences the Permanent Elevator Lobby Work, Landlord shall substantially complete the Permanent Elevator Lobby Work within sixty (60) days thereafter (subject to extension on a day-for-day basis for delays beyond the reasonable control of Landlord). During the period when the Permanent Elevator Lobby Work is in progress, Landlord may, following five (5) business days notice to Tenant, close access to the sixteenth (16th) floor elevator lobby on a temporary basis for such period of time as may reasonably be necessary for the Permanent Elevator Lobby Work to be performed. At all times during the Term of the Lease (except when the sixteenth (16th) floor elevator lobby is closed to permit the Permanent Elevator Lobby Work to be performed, and except in an emergency) Landlord shall provide Tenant with full and unimpeded access to and the nonexclusive right to use, in common with Landlord, other tenants of the Building and their respective employees, agents and invitees, the sixteenth (16th) floor elevator lobby as a transfer/access floor between the Existing Premises and the Expansion Space, notwithstanding that the entirety of the sixteenth (16th) floor of the Building is or may be leased to a single tenant.

     15. Promptly upon full execution and delivery of this Amendment by Landlord and Tenant, Landlord shall execute and deliver to Tenant a bill of sale (with a warranty as to ownership only), transferring to Tenant ownership of the furniture (e.g., desks, chairs, tables, cubicles, etc.) existing in the Expansion Space as of December 1, 2002.

     16. Tenant represents and warrants to Landlord that neither Tenant nor Tenant's officers nor agents nor anyone acting on Tenant's behalf has dealt with any real estate broker other than The John Buck Company and Insignia/ESG, Inc. in the negotiation or making of this Second Lease Amendment, and Tenant agrees to indemnify and hold harmless Landlord from the claim or claims of any other broker or brokers claiming to have caused Tenant to enter into this Second Lease Amendment.

     17. Except as expressly modified and amended hereby, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed.

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     IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the day and year first above written.

                                          LANDLORD:

                                          200 SOUTH WACKER DRIVE, L.L.C.

                                          By:  The Equitable Life Assurance
                                               Society of the United States, a
                                               New York corporation, solely on
                                               behalf and for the benefit of
                                               its Separate Account 8, known as
                                               the "Prime Property Fund"


                                               By:   /s/ Jeffrey Perpich
                                                     ---------------------------
                                               Name: Jeffrey Perpich
                                               Its:  Investment Officer


                                          TENANT:

                                          ORBITZ, LLC, a Delaware limited
ATTEST:                                   liability company


By:                                       By:   /s/ J.G. Katz
      --------------------------------          --------------------------------
Name:                                     Name: Jeffrey G. Katz
      --------------------------------          --------------------------------
Its:                                      Its:  Chairman, President and CEO
      --------------------------------          --------------------------------

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                                   EXHIBIT A-1

                                 EXPANSION SPACE

[GRAPHIC]

                                      A-1-1

                                    EXHIBIT B

                              SCHEDULE OF BASE RENT

                        RENTABLE AREA: 66,663 SQUARE FEET

      Period                        Rate Per Sq. Ft.     Annual Base Rent      Monthly Installment
--------------------------------------------------------------------------------------------------
December 1, 2002 -
November 30, 2003                       $    17.00        $  1,133,271.00        $     94,439.25
December 1, 2003 -
November 30, 2004                       $    17.51        $  1,167,269.13        $     97,272.43
December 1, 2004 -
November 30, 2005                       $    18.04        $  1,202,600.52        $    100,216.71
December 1, 2005 -
November 30, 2006                       $    18.58        $  1,238,598.54        $    103,216.55
December 1, 2006 -
November 30, 2007                       $    19.14        $  1,275,929.82        $    106,327.49
December 1, 2007 -
November 30, 2008                       $    19.71        $  1,313,927.73        $    109,493.98
December 1, 2008 -
November 30, 2009                       $    20.30        $  1,353,258.90        $    112,771.58
December 1, 2009 -
November 30, 2010                       $    20.91        $  1,393,923.33        $    116,160.28
December 1, 2010 -
November 30, 2011                       $    21.54        $  1,435,921.02        $    119,660.09
December 1, 2011 -
November 30, 2012                       $    22.19        $  1,479,251.97        $    123,271.00

                                    EXHIBIT C

                    RIGHTS PRIOR TO ARTICLE 33 FIRST REFUSAL

20th and 21st floors: Lincoln Capital renewal option, effective 12/1/06

23rd floor: Archelon first refusal and first offer rights; also renewal option, effective 2/1/11

24th floor: Archelon renewal option, effective 2/1/11

                                       C-1